Exhibit 10.21

SETTLEMENT, WAIVER AND RELEASE AGREEMENT

AGREEMENT (the or this “Agreement”) by and between Joy Global Inc. (the “Company”) and Eric A. Nielsen (the “Employee”).

WHEREAS, the Employee has been employed by the Company as Executive Vice President Corporate Development; and

WHEREAS, the Employee’s employment ceases effective 12/14/2012 (the “Termination Date”) as a result of a Permanent Reduction in Force.

NOW, THEREFORE, the Company and the Employee, in consideration of the promises set forth below, agree as follows:

1. Termination of Employment

As of the Termination Date, the Employee is released from his position as Executive Vice President Corporate Development and from all other positions the Employee may currently hold with any of the Company’s subsidiaries or Affiliates (For purposes of this Agreement, “Affiliate” will mean a corporation or other entity controlled by, controlling or under common control with the Company).

2. Payments, Reimbursements Through Termination Date

Regardless of whether the Employee signs this Agreement:

(a) Company will pay to the employee 8 weeks of current base salary in lieu of notice through the Termination Date. After 10/22/12, employee will no longer be required to report to work according to his regular work schedule. Instead, for the period running from 10/22/12 to 12/14/12 Employee’s manager may request Employee continue to work during this time period in order to effectuate the smooth transition of the Employee’s responsibilities.

(b) The Employee will be paid for earned unused vacation days as of the Termination Date, subject to required tax and other statutory withholding, which will be paid at the time payroll checks are issued for the period ended 12/14/12.

(c) The Company will reimburse the Employee for any unreimbursed reasonable business expenses incurred by the Employee prior to the last day worked, pursuant to the Company’s reimbursement policies, following the Employee’s presentation of an expense report to the Company.

(d) The Company will continue to maintain current group medical benefit coverage (medical and life insurance, except for salary continuation and long-term disability coverage which will terminate as of 10/22/12) for Employee and dependents currently enrolled in such group medical benefits, if applicable, until 12/31/12 or until eligible for other coverage (whichever first occurs)

provided that the Employee continues to make all required employee contributions. Effective 1/1/13 the Employee will have the option to continue medical/dental/vision coverage in accordance with the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).

(e) The Employee is eligible for a bonus award from the Company’s Annual Bonus Program for fiscal year 2012, if payable.

(f) The Company will not dispute the award of unemployment compensation benefits and will not appear at any hearing that might be scheduled in that regard should Employee remain unemployed. The Employee understands that the eligibility for unemployment benefits is determined by state law and cannot be guaranteed by the Company.

(g) If Employee has received benefits paid through the Company’s Educational Assistance and/or Relocation programs, he will not be required to re-pay such amounts that have been previously reimbursed by the Company.

(h) Employee will return all Company property including, but not limited to, the computer and all telecommunication devices to Dennis Winkleman no later than December 14, 2012. Employee will return the company car by 12/14/12 and all insurance and maintenance will terminate on that date.

3. Payments, Benefits and Obligations If Agreement is Signed

In exchange for signing this Agreement, if the revocation period described in Section 8(b) has expired with no revocation occurring, and provided that Employee has not voluntarily terminated his employment prior to the Termination Date, the Parties agree to the following consideration and payments:

(a) For the period immediately following the Termination Date and until 12/13/13, the Company will pay the Employee his bi-weekly base salary in effect on the Termination Date ($17,884.62 bi-weekly) in equal bi-weekly installments, subject to required tax and other statutory withholding (“Severance Pay”).

(b) Effective 1/1/13 Employee will have the option to continue medical/dental/vision coverage in accordance with the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). Commencing on that date, and continuing for six months thereafter, the Employee will be entitled to receive medical/dental/vision coverage through COBRA at a cost equal to the active employee rate, provided the Employee completes the COBRA enrollment documents timely and properly, continues to make the required contributions for the balance of the cost of the elected benefits and the Employee is not eligible for other coverage(s). Thereafter, the Employee can elect to continue COBRA coverage at a cost to the Employee that is equal to the Company’s full COBRA cost, including administration fees. If coverage is elected, Employee will be billed monthly for such coverage(s). The Joy Global COBRA administrator, CONEXIS, will mail the COBRA paperwork to the Employee. Please contact the Joy Global Benefits Department at 1-800-797-6645 if you have any questions.

(c) The Company will pay a lump sum of $10,000, less applicable withholding, as soon as practical following the termination date, in lieu of providing an Executive level outplacement package.

(d) Employee will return the company car by 06/14/13 and Company provided car insurance and maintenance will terminate on 06/14/13.

(e) Employee acknowledges that the payments and benefits provided under paragraphs 3 (a) (b) and (c) are payments and benefits to which Employee would not otherwise be entitled and that the payments and benefits constitute sufficient, adequate consideration for the release and waiver provided by the Employee pursuant to this Agreement.

4. Long-Term Incentive Equity Agreement(s)

The Parties’ existing long-term incentive equity agreement(s) will govern the terms and conditions of continuing obligations contained in those agreement(s) and this Agreement does not alter or affect those conditions, nor does it alter the terms and conditions of each of the respective Joy Global Inc. Stock Incentive Plans which have been filed with the Securities and Exchange Commission.

5. Disparaging Comments

The Employee will refrain from taking actions or making statements, written or oral, which denigrate, disparage or defame the goodwill or reputation of the Company, and any of its subsidiaries and Affiliates (the “Company Entities”) and their trustees, officers, security holders, partners, agents and former and current employees and directors or which are intended to, or may be reasonably expected to, adversely affect the morale of the employees of any of the Company Entities. The Employee further agrees not to make any negative statements to third parties relating to his employment or any aspect of the business of the Company Entities and not to make any negative or adverse statements to third parties about the circumstances of the termination of his employment, except as may be required or permitted by a court or governmental body.

6. Waiver of Other Payments and Benefits

Employee agrees that there are no monies, benefits, or other form of remuneration whatsoever due or owing to him, including any wages under the Fair Labor Standards Act, except as set forth in this Agreement, or additional benefits to be accrued after Termination Date under any employee pension benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended except as provided for within the plan. Employee also agrees that he shall not demand, seek, or accept any monetary remedy or any share of any settlement proceeds or any judgment from or against the Company or any of the Releases as defined in Paragraph 8(a) below arising out of or related to any claim, cause of action, or complaint of any sort brought by or involving a third party including, but not limited to, any type of government body.

7. No Admission of Wrongdoing

Nothing contained in this Agreement will be construed in any way as an admission by any of the Parties of any act, practice or policy of discrimination or breach of contract either in violation of applicable law or otherwise.

8. Waiver and Release

(a) In consideration of the payments and benefits set forth in Sections 3(a) – (c), of this Agreement, the Employee, for himself, his heirs, administrators, representatives, executors, successors and assigns (collectively “Releasors”) does hereby irrevocably and unconditionally release, acquit and forever discharge the Company Entities and their trustees, officers, security holders, partners, agents, former and current employees, officers, and directors, employee benefit plans, plan administrators, plan sponsors, and plan fiduciaries, including without limitation all persons acting by, through, under or in concert with any of them and any insurers of any of these (collectively, “Releasees”), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs) of any nature whatsoever, known or unknown, whether in law or equity and whether arising under federal (including bankruptcy), state or local law and in particular including any claim for discrimination based upon race, color, ethnicity, sex, age (including the Age Discrimination in Employment Act of 1967 as amended by the Older Worker Benefit Protection Act (the “ADEA Release”)), national origin, religion, disability, sexual preference, or any other unlawful criterion or circumstance, or other federal, state, or local law which regulates any aspect of the employment relationship, which the Releasors had, now have, or may have in the future, against each or any of the Releasees from the beginning of the world until the date of the signing of this Agreement as set forth on the final page of this Agreement. The Employee acknowledges and agrees that if he or any other Releasors should hereafter make any claim or demand or commence or threaten to commence any action or claim against the Releasees with respect to any cause, matter or thing which is the subject of this Section 8(a), this Agreement may be raised as a complete bar to any such action or claim. It is the intention of the Parties that this waiver and release be as broad as the law permits. This Section 8(a) does not apply to any benefits payable to Employee under any employee benefit plan subject to ERISA (including the Company’s 401(k) plan and tax-qualified pension plan) nor claims or rights that may arise after the date this Agreement is signed by Employee. Further, this Section 8(a) does not apply to preclude Employee from seeking or obtaining a judicial determination of the validity of the waiver set forth in this Agreement of the Employee’s rights under the ADEA as amended by the Older Worker Benefit Protection Act nor does this Section 8(a) prevent the Employee from filing a Charge of Discrimination with the EEOC or any state or local administrative agency having jurisdiction over employment discrimination claims. Employee acknowledges, however, that the execution of this Agreement and acceptance of the consideration provided in Section 3 operates as a waiver of Employee’s right to monetary or other recovery should any federal, state, or local administrative agency pursue any claims on Employee’s behalf arising out of or relating to Employee’s employment with or separation from Employee’s employment with the Company.

(b) The Employee affirms that prior to the signing of this Agreement and the waiver and release in Section 8(a), the Employee was advised by the Company, in writing by this Section, to consult with an attorney of the Employee’s choice concerning the terms and conditions of this Agreement, and that the Employee was given at least twenty-one (21) days to consider signing this Agreement, including the ADEA Release in Section 8(a) and Exhibit A. The Parties agree that any agreed-upon changes to Company’s initial offer do not restart the twenty-one (21) day consideration period. The Employee has seven (7) days following his signing of this Agreement to revoke this Agreement, by giving notice of Employee’s revocation to Dennis Winkleman by 3:00 p.m. on the eighth day following his signing of this Agreement.

9. Confidentiality

Employee agrees to keep the terms and content of this Agreement confidential except to the extent required or permitted by law and may disclose its terms and content to his attorney, tax advisor, or spouse provided they agree to keep the terms and content of this Agreement confidential.

10. No Reliance and Adequate Consideration

The Employee represents and acknowledges that, in signing this Agreement, he has not relied upon any representation or statement made by the Company or the Releasees not set forth in this Agreement and/or Exhibit A. Employee agrees that the consideration set forth in paragraph 3 above is adequate consideration that he is not already entitled to receive for the promises he makes in this Agreement.

11. Governing Law

This Agreement will be governed by and construed in accordance with the domestic laws of the State of Wisconsin, without regard to the principles of conflicts of law, to the extent not superseded by applicable federal law.

12. Warranty

The Parties represent and warrant that there exists no impediment or restraint, contractual or otherwise on their power, right or ability to enter into this Agreement and to perform their duties and obligations hereunder or as contemplated hereby.

13. Taxes

All payments and distributions made to the Employee under this Agreement will be reduced by, or the Employee will otherwise pay, all income, employment and Medicare taxes required to be withheld on such payments, or any other deductions required by law.

14. No Coercion

If this Agreement is executed prior to the expiration of, or at the conclusion of, the twenty-one (21) day consideration period set forth in Section 8(b), Employee acknowledges and agrees that Employee has done so knowingly and voluntarily, without undue influence, duress, coercion, or any type of pressure by Company. Employee represents and acknowledges that he has read this Agreement and understands its contents.

15. Enforceability/Severability

The invalidity or unenforceability of any provision or portion of this Agreement will not affect the validity or enforceability of any other provision of this Agreement. In the event that any provision or portion of this Agreement will be determined to be invalid or unenforceable for any reason, the remaining provisions or portions of this Agreement will be unaffected and will remain in full force and effect to the fullest extent permitted by law.

16. Entire Agreement

This Agreement and Exhibit A contains the entire agreement between the Parties concerning the subject matters covered by it and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect to those subject matters, except as set forth above and in the Company’s Worldwide Business Conduct Policy, Employee Property Rights and Confidentiality Agreement, and Long-Term Incentive Equity Agreement(s) which remain in full force and effect.

17. Effective Date

This Agreement will be effective upon signing by the Parties, provided that the Termination Date will not be affected by the date of signing.

I HAVE READ AND UNDERSTAND THE ABOVE AND VOLUNTARILY ENTER INTO THIS SETTLEMENT, WAIVER AND RELEASE AGREEMENT.

/s/ Eric A. Nielsen	December 3, 2012
Eric A. Nielsen	Date

Joy Global Inc.

By:	/s/ Dennis R. Winkleman	December 10, 2012
	Dennis R. Winkleman	Date